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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is entered into this 2nd day of September, 2004 by and between Countrywide Financial Corporation, a Delaware corporation (the "COMPANY"), and Angelo R. Mozilo ("EXECUTIVE").

                                   WITNESSETH:

        WHEREAS, Executive currently holds the offices of Chairman of the Board of Directors and Chief Executive Officer of the Company;

        WHEREAS, the Company and Executive have set forth the terms and conditions of Executive's current employment with the Company under an employment agreement entered into as of March 1, 2001 (the "CURRENT EMPLOYMENT AGREEMENT");

        WHEREAS, under the terms of the Current Employment Agreement, Executive's employment as an employee and officer of the Company will terminate on February 28, 2006;

        WHEREAS, under the terms of the Current Employment Agreement, on March 1, 2006, Executive will become a consultant to the Company for a period of five years, in accordance with the terms of the form of Consulting Agreement attached to the Current Employment Agreement as Appendix B (the "CONSULTING AGREEMENT");

        WHEREAS, the Board of Directors of the Company (the "BOARD") has determined that it is in the Company's best interest and that of its stockholders to extend Executive's employment as Chief Executive Officer and Chairman of the Board of Directors of the Company ("CHAIRMAN OF THE BOARD" or "CHAIR") until December 31, 2006 and thereafter to have Executive serve as Chairman of the Board until December 31, 2011;

        WHEREAS, the Company and Executive desire to waive the provisions of the Consulting Agreement for so long as Executive continues to serve the Company as Chairman of the Board as set forth in this Agreement;

        WHEREAS, the Company and Executive desire to set forth the continued terms and conditions of Executive's relationship with the Company for the period from March 1, 2006 to December 31, 2011 under this Agreement; and

        WHEREAS, the Company and Executive have determined that the interests of the Company and Executive are best advanced by executing this Agreement as of the date first written above to memorialize their agreement to continue a relationship to December 31, 2011, while deferring to a later date their agreement as to the provisions that will govern the terms of any period he serves as Chairman of the Board while he is an employee of the Company after he ceases to be the Company's Chief Executive Officer.

        NOW, THEREFORE, in consideration of the mutual promises and covenant herein contained, the parties hereto agree as follows:



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        1. Effective Date. This Agreement shall be binding on the parties immediately but the provisions hereof shall govern the parties' relationship beginning effective March 1, 2006 (the "EFFECTIVE DATE") provided that Executive is employed by the Company under his Current Employment Agreement on February 28, 2006.

        2. Term.

               (a) The Company agrees to employ Executive and Executive agrees to serve the Company, in accordance with the terms hereof beginning on March 1, 2006, continuing until December 31, 2006 (the "TRANSITION DATE") and, subject to mutual agreement of the Compensation Committee of the Board (the "COMMITTEE") and Executive, continuing until December 31, 2011 (the "EXPIRATION DATE"), unless earlier terminated in accordance with the provisions hereof (the "EMPLOYMENT TERMINATION DATE"). From and after the Employment Termination Date, Executive shall cease to be an employee of the Company and all of its subsidiaries. In the event that a mutual agreement between the Committee and Executive is not reached as to Executive's employment as Chairman of the Board prior to September 30, 2006, as provided in Section 7(a) hereof, Executive shall cease to be an employee of the Company on December 31, 2006, but may continue as the non-employee Chair beginning January 1, 2007 as set forth in Section 8 hereof.

               (b) The period from March 1, 2006 to December 31, 2006 shall be referred to herein as the "CEO TERM." Executive shall be named and shall serve as Chairman of the Board during any period when he is serving as a director during the term of this Agreement. The parties intend that Executive will continue to be employed by the Company as Chair after the Transition Date pursuant to Section 7 hereof for at least one year, subject to reaching agreement as provided in Section 7(a) hereof. If Executive does continue to be so employed and is then serving as Chairman of the Board, the term "EMPLOYEE CHAIR TERM" shall mean the period beginning on January 1, 2007 and ending on the earliest of (i) the date on which Executive ceases to be an employee of the Company, (ii) the date on which Executive ceases to serve as the Chairman of the Board or (iii) the Expiration Date.

               (c) The parties intend that Executive shall continue to serve as Chairman of the Board until December 31, 2011 and that he shall serve as a non-employee Chair during any period that he is a director and not serving as an employee Chair. Provided Executive is then serving as Chairman of the Board, the term "NON-EMPLOYEE CHAIR TERM" shall mean the period beginning on the later of January 1, 2007 or the date Executive ceases to be an employee of the Company pursuant to Section 7 hereof and ending on the earlier of the date on which Executive ceases to serve as the Chairman of the Board or the Expiration Date.

        3. The CEO Term: Duties and Responsibilities and Outside Affiliates.

               (a) Specific Position; Duties and Responsibilities. The Company and Executive hereby agree that, subject to the provisions of this Agreement, the Company will employ Executive and Executive will serve the Company and its subsidiaries as Chairman of the Board and Chief Executive Officer of the Company during the CEO Term. The Company agrees that Executive's duties hereunder shall be the usual and customary duties of the offices of Chairman of the Board and Chief Executive Officer and such further duties consistent therewith



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as may be designated from time to time by the Board and shall not be inconsistent with the provisions of the charter documents of the Company or applicable law. Executive shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the offices that he may hold. All compensation paid to Executive by the Company or any of its subsidiaries shall be aggregated in determining whether Executive has received the benefits provided for herein.

               (b) Scope of this Agreement and Outside Affiliations.

                      (i) During the CEO Term, Executive shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of the Company and its subsidiaries, and matters related thereto. Executive agrees that he will endeavor to promote the business, affairs and interests of the Company and its subsidiaries and perform services contemplated hereby in accordance with the policies established by Board, which policies shall be consistent with this Agreement. Executive agrees to serve in the capacity of chief executive officer for one or more (direct or indirect) subsidiaries of the Company as the Board may from time to time request, subject to appropriate authorization by the subsidiary or subsidiaries involved and any limitation under applicable law. Executive agrees that the remuneration provided for in Sections 4 and 5 shall be in full satisfaction of any and all of the services contemplated to be provided by Executive during the CEO Term including, without limitation, those described in the preceding sentence. Executive's failure to discharge an order or perform a function because Executive reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations or duties pursuant to any of the provisions of this Agreement, including without limitation pursuant to Section 6(d) hereof.

                      (ii) During the CEO Term, Executive shall not, without the consent of the Board, compete, directly or indirectly, with the Company in the businesses then conducted by the Company.

                      (iii) Executive may serve as a director or in any other capacity of any business enterprise, including an enterprise whose activities may involve or relate to the business of the Company, provided that such service is expressly approved by the Board. Executive may, without seeking or obtaining approval by the Board, (i) make and manage personal business investments of his choice and (ii) serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association.

        4. CEO Term: Compensation and Benefits.

               (a) Base Salary. During the CEO Term, the Company shall pay to Executive a base salary at the annual rate of $2,900,000.

               (b) Incentive Compensation.

                      (i) The Company shall pay to Executive an incentive compensation award for the CEO Term in an amount that is equal to ten-twelfths (10/12) of the amount of the incentive compensation award paid to Executive for the Company's 2005 fiscal year, multiplied by a fraction (the "PERFORMANCE RATIO"), the numerator of which is the Company's EPS (as



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defined below) for its 2006 fiscal year and the denominator of which is the
Company's EPS for its 2005 fiscal year; provided however, that the Committee may adjust the amount of any incentive compensation award in the event there is a substantial distortion in EPS for the 2006 fiscal year resulting from an acquisition, a divestiture, or a change in accounting standards.

                      (ii) No incentive compensation award shall be payable hereunder for the CEO Term if the Company's EPS for the 2006 fiscal year equals, or is less than, zero. If no incentive compensation award is payable to Executive for the Company's 2005 fiscal year under the terms of his Current Employment Agreement, then, for purposes of calculating Executive's incentive award for the CEO Term, the Company shall use the incentive compensation award paid to Executive for the 2004 fiscal year and the Company's EPS for its 2004 fiscal year. If no incentive compensation award is paid to Executive for the 2004 fiscal year, then the Company shall use the incentive award paid to Executive for the 2003 fiscal year and its EPS for the 2003 fiscal year for purposes of calculating the incentive compensation award for the CEO Term.

                      (iii) The Company shall pay the incentive compensation award (if any) described above in accordance with Section 4(f) hereof. In the event that Executive's employment hereunder shall terminate, other than (a) pursuant to Section 6(d) below or (b) by reason of Executive's resignation without Good Reason, on or before December 31, 2006, Executive or his estate shall be entitled to receive an incentive compensation award for such portion of the CEO Term during which Executive was employed under this Agreement on the same terms as set forth in the foregoing provisions of this Section 4(b) except that the amount payable hereunder shall be adjusted by multiplying it by a fraction, the numerator of which is the number of days during the 2006 fiscal year after February 28, 2006 that Executive was employed by the Company and the denominator of which is 306.

                      (iv) "EPS" for any fiscal year of the Company for purposes of the incentive compensation award shall mean the Company's earnings per share on a diluted basis, as reported in the audited Financial Statements included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for such fiscal year, as adjusted proportionately in the event that the Company (A) declares a stock dividend on its common stock, (B) subdivides its outstanding common stock, (C) combines the outstanding shares of its capital stock into a smaller number of common stocks or (D) issues any shares of its capital stock in a reclassification of the common stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation).

               (c) Stock Options or Other Equity Awards. In consideration of Executive's continuation of employment through December 31, 2006, the Company shall, effective April 1, 2007, grant to Executive a stock option with respect to 1,166,667 shares of the Company's common stock (which shall be in addition to the grant to be made on April 1, 2006 under the Current Employment Agreement). Such number of shares shall be adjusted in the case of stock splits and stock splits effected by means of stock dividends to the same extent that the number of shares available for grant under the Countrywide Financial Corporation 2000 Stock Option Plan (the "2000 PLAN") or such other stock option plan or plans as may be in effect or come into effect on or prior to April 1, 2007 are adjusted upon such occurrences. Such stock option shall be granted pursuant to the 2000 Plan, or such other stock option plan or plans as may be in effect or come into effect prior to April 1, 2007, (i) shall have a per share exercise price equal to the fair



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market value (as defined in the 2000 Plan or such other plan or plans) of the common stock at the time of grant, (ii) shall vest as to one-third of the underlying shares on each anniversary of the date of grant provided Executive is then (A) employed by the Company, (B) serving the Company as a director or (C) serving the Company as an advisor or consultant under an agreement to provide up to five hours per month of service (a "SERVICE AGREEMENT"), (iii) shall become fully vested in the event of a Change in Control (provided Executive's employment has not earlier terminated or Executive is then serving the Company as a director or under a Service Agreement) or a termination pursuant to Section 6(a), 6(b) or 6(e) (an "ACCELERATION EVENT"), (iv) shall have a term of ten (10) years and be exercisable to the extent vested or thereafter vested for the remainder of such term following an Acceleration Event or Executive's termination of employment pursuant to Section 6(c) hereof, and (v) shall be subject to other provisions as determined by the Compensation Committee that are not inconsistent with the foregoing or the other provisions of this Agreement. If, prior to April 1, 2007, there is a merger, consolidation or reorganization in which the Company is not the surviving corporation or in which it survives as a subsidiary of another corporation or entity (a "TRANSACTION"), and the shares of equity securities of the surviving corporation or entity or parent thereof are publicly traded on a recognized stock exchange or over the counter market, the stock option to be granted pursuant to this Section 4(c) shall be granted in accordance herewith with respect to securities of the surviving corporation or entity or parent thereof, as applicable, with the number of shares subject to the option to be granted to equal the product of (x) the amount of shares subject to the option set forth in this Section 4(c) and (y) a fraction the numerator of which is per share fair market value of the Company's securities and the denominator of which is the per share fair market value of the publicly-traded common or ordinary equity securities of the surviving corporation or entity or parent thereof, as of the date of consummation of the Transaction, and to give effect to the intent of the parties as set forth in this Section 4(c). The stock option granted pursuant to this Section 4(c) shall be an incentive stock option to the extent permitted by law or regulation. In order to qualify for the grant pursuant to this Section 4(c) on April 1, 2007, Executive must be employed by the Company on December 31, 2006.

               (d) Additional Benefits. Except as provided in Section 5 hereof, Executive shall also be entitled to all rights and benefits for which he is otherwise eligible during the CEO Term under any bonus plan, stock purchase plan, participation or extra compensation plan, executive compensation plan, pension plan, profit-sharing plan, life and medical insurance policy, second-to-die life insurance coverage, executive medical examination program, executive long-term disability policy, financial planning services program or other plans or benefits, which the Company or its subsidiaries may provide for him, or provided he is eligible to participate therein, for senior officers generally or for employees generally during the CEO Term (collectively, "ADDITIONAL BENEFITS"). Except as provided in Sections 4(f), 4(g) and 5 hereof, this Agreement shall not affect the provision of any other compensation, retirement or other benefit program or plan of the Company.

               (e) Continuation of Benefits. If Executive's employment is terminated during the CEO Term pursuant to Section 6(a), 6(b) or 6(e) hereof, the Company shall continue for the period specified in Section 6(a) or 6(b) hereof or three years in the case of a termination pursuant to Section 6(e) hereof (the "CONTINUATION PERIOD"), as the case may be, to provide benefits that are no less favorable in the aggregate than the Additional Benefits (other than qualified pension or profit sharing plan benefits and option, equity or stock appreciation or other incentive plan



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benefits as distinguished from health, disability and welfare benefits) (the
"WELFARE BENEFITS") that were being provided to Executive and his dependents and beneficiaries immediately prior to Executive's Termination Date (or in the case of a termination after a Change in Control, those benefits that were being provided immediately preceding the Change in Control), but only to the extent that Executive is not entitled to comparable benefits from other employment. If Executive's employment is terminated during the CEO Term pursuant to Section 6(a), 6(b) or 6(e) hereof or pursuant to Section 6(c), the Company shall from the Transition Date in the case of a termination pursuant to Section 6(c) or from the end of the Continuation Period in the case of termination pursuant to
Section 6(a), 6(b) or 6(e) provide to Executive and his spouse (or solely to Executive's spouse in the case of a termination pursuant to Section 6(b)) Retiree Medical Coverage (as hereinafter defined). For a period of two years after such Employment Termination Date occurring during the CEO Term or pursuant to Section 6(c), the Company shall provide Executive with outplacement services at its cost. As used in this Section 4(e) "RETIREE MEDICAL COVERAGE" shall mean medical insurance coverage for each of Executive's and his spouse's lifetime (or solely for his spouse's lifetime in the case of a termination pursuant to
Section 6(b)) that, in conjunction with the coverage available to Executive and his spouse pursuant to Medicare Part B, if any, is substantially similar in the aggregate to the coverage provided to Executive and his spouse immediately prior to the Termination Date. The Company will use its reasonable best efforts to provide the Retiree Medical Coverage in a manner that results in the exclusion of such benefits from the income of Executive and his spouse. The Company will use its reasonable best efforts to provide the Retiree Medical Coverage such that Section 105(h) will not apply. If such Retiree Medical Coverage is provided through reimbursement of premiums paid by Executive and/or his spouse (as a result of agreement of Executive and the Company), Executive and/or his spouse shall provide to the Company evidence of coverage under any applicable health insurance policy or Medicare supplemental health policy.

               (f) Deferral of Amounts Payable Hereunder. Any base salary in excess of $1 million (or such other limitation as may be in effect under Section 162(m) of the Internal Revenue Code of 1986 as amended (the "CODE")), all incentive compensation under Section 4(b) for the CEO Term and any distribution or payment with respect to any restricted stock units granted during the CEO Term shall be deferred until the earlier of (i) such time as the limitations of
Section 162(m) on the Company's deduction for amounts paid to Executive no longer apply or (ii) the later of (A) January 15 of the year following the year in which the Employment Termination Date occurs or (B) such other date within 12 months following such January 15 if the amounts to be paid to Executive would be deductible if paid on such other date, provided that the date for payment shall be postponed to the extent required by applicable law to avoid taxation of the deferral at the time the deferral is made (such payment date, the "DEFERRAL PAYMENT DATE"). In the event Executive should desire to defer receipt of any other cash payments to which he would otherwise be entitled hereunder, he may do so in accordance with the terms and conditions of the Countrywide Financial Corporation Amended and Restated Deferred Compensation Plan (the "DEFERRED COMPENSATION PLAN"), or in the absence of such Deferred Compensation Plan or any successor plan that is substantially similar to the Deferred Compensation Plan, he may present such a written request to the Compensation Committee which, in its sole discretion, may enter into a separate deferred compensation agreement with Executive. All amounts deferred as set forth in the first sentence of this
Section 4(f) shall be



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deferred in accordance with the terms of the plan described in the immediately preceding sentence.

               (g) Coordination with Current Employment Agreement. Notwithstanding anything in this Agreement or Executive's Current Employment Agreement to the contrary, (i) there shall be no duplication of benefits or payments under this Agreement of any benefits or payments provided under the Current Employment Agreement, and (ii) Executive shall receive medical coverage and other Welfare Benefits during his employment as an employee under this Agreement, with continuation of such Welfare Benefits after termination of employment, as and to the extent provided in this Agreement and shall not receive Retiree Medical Coverage until such time as provided in this Agreement. Nothing contained herein shall affect the timing of the payment of incentive compensation under Section 4(b) of the Current Employment Agreement.

        5. Enhanced SERP. In lieu of Executive's current supplemental retirement benefit entitlement under the 1998 Amendment and Restatement of the Company's Supplemental Executive Retirement Plan, as amended by the First Amendment to the SERP effective January 1, 1999, the Second Amendment to the SERP effective June 30, 1999 and any subsequent amendment thereto (the "PLAN") and incorporating by reference any Plan Agreement (as defined in the Plan) entered into by Executive (collectively, the "CURRENT SERP"), the Company shall provide to Executive an enhanced supplemental retirement benefit under the Plan (the "ENHANCED SERP") (except as provided in subsection (c) below) as follows:

               (a) Full Benefit. If Executive's employment terminates for any reason other than pursuant to Section 6(d), the Enhanced SERP shall be governed by the terms of the Plan in all respects except that the Benefit Amount (defined in Section 1.3 of Plan) shall equal the New Benefit Amount (as hereinafter defined).

               (b) Lump Sum Benefit. Notwithstanding anything to the contrary in the Plan, in the event that, under the terms of the Plan, the Enhanced SERP shall be payable in a lump sum, the amount of such lump sum shall be determined using a discount rate equal to 7%.

               (c) Cause. If Executive's employment terminates pursuant to
Section 6(d) hereof, Executive shall not be entitled to the Enhanced SERP and Executive's supplemental retirement benefit shall be governed by the terms of the Current SERP; provided, however, that the amount determined under Section 1.3(i) of the Plan shall in no event exceed $3,000,000.

               (d) Coordination with Plan. The Enhanced SERP provided by this
Section 5 shall be deemed in all respects to be provided under, and be part of, the Plan and to the extent the provisions of the Plan are inconsistent with the provisions of this Section 5, the provisions of this Section 5 shall govern and, as it affects Executive, the Plan shall be deemed amended accordingly.

               (e) Definition of New Benefit Amount. As used in this Section 5, "NEW BENEFIT AMOUNT" shall mean an amount equal to the Benefit Amount calculated
(A) without regard to Section 1.3(v) of the Plan, (B) using a discount rate equal to 7% and the 1983 Group Annuity Mortality Table for determining the actuarial equivalence of the annual amounts in



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Sections 1.3(ii), 1.3(iii) and 1.3(iv) of the Plan, and (C) with Section 1.3(i)
of the Plan being deemed to read in its entirety follows:

                             "60% of the average of Participant's three (3) highest fiscal years of combined annual base salary and annual bonus (whether paid currently or deferred) during the ten (10) fiscal years preceding Participant's termination of employment with all Employers; provided that the amount determined pursuant to this clause (i) shall in no event exceed $3,000,000; less."

        6. Termination During CEO Term. The compensation and benefits provided for herein and the employment of Executive by the Company shall be terminated during or at the end of the CEO Term only as provided for below in this Section 6:

               (a) Disability.

                      (i) In the event that Executive shall have failed, because of illness, injury or similar incapacity ("DISABILITY"), to render for four (4) consecutive calendar months ending during the CEO Term, or for shorter periods aggregating one hundred eighty (180) or more calendar days in any twelve (12) month period ending during the CEO Term, services contemplated by this Agreement, Executive's employment hereunder may be terminated, by written Notice of Termination from the Company to Executive. If such Notice of Termination is delivered to Executive prior to December 31, 2006, the Company shall thereafter continue, from the Termination Date until Executive's death or the fifth anniversary of such notice, whichever first occurs (the "DISABILITY PAYMENT PERIOD"), (i) to pay compensation to Executive, in the same manner as in effect immediately prior to the Termination Date, in an amount equal to (A) fifty percent (50%) of the Eligible Base Salary (as defined below), minus (B) the amount of any cash payments to him under the terms of the Company's disability insurance or other disability benefit plans or the Company's tax-qualified Defined Benefit Pension Plan, and any compensation he may receive pursuant to any other employment, and (ii) to provide during the Disability Payment Period the benefits specified in Section 4(e) hereof.

                      (ii) The determination of Disability shall be made only after 30 days notice to Executive and only if Executive has not returned to performance of his duties during such 30-day period. In order to determine Disability, both the Company and Executive shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of the Company's disinterested directors.

                      (iii) The term "ELIGIBLE BASE SALARY" shall mean Executive's base salary as in effect immediately prior to the Termination Date.

               (b) Death. In the event that Executive shall die during the CEO Term, Executive's employment shall terminate as of the date of death subject to the provisions of this Section 6(b). In such event, the Company shall pay Executive's Eligible Base Salary (as defined in Section 6(a) above) for a period of twelve (12) months following the date of Executive's death in the manner otherwise payable hereunder, to such person or persons as Executive shall have directed in writing or, in the absence of a designation, to his estate (the "BENEFICIARY"). The



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Company shall also provide to the Beneficiary during such twelve-month period following the date of Executive's death the benefits specified in Section 4(e) hereof. If Executive's death occurs while he is receiving payments for Disability under Section 6(a) above, such payments shall cease and the Beneficiary shall be entitled to the payments and benefits under this subsection
(b), which shall continue for a period of twelve months thereafter at the full rate of Executive's Eligible Base Salary (as defined in Section 6(a)(iii)).

               (c) Expiration of CEO Term. If the Company and Executive do not agree to continue his employment after the Transition Date as provided under
Section 7(a), Executive's employment hereunder shall terminate on the Transition Date, and the Non-Employee Chair Term shall commence as set forth in Section 8 if Executive is then serving as Chairman of the Board. In such event, the Company shall, from the Transition Date, provide to Executive and his spouse the Retiree Medical Coverage as defined in Section 4(e). Following the expiration of Executive's employment pursuant to this Section 6(c), all of the Company's other obligations with respect to his employment shall terminate, provided, however, that the termination of Executive's employment pursuant to this Section 6(c) shall not affect Executive's entitlement to benefits in which he has become vested (including, without limitation, rights of indemnification and amounts (if any) due under Section 6(h)) or which are otherwise payable in respect of periods ending prior to his termination of employment, or the equity grants under Section 4(c) hereof.

               (d) Cause. The Company may terminate Executive's employment under this Agreement for "CAUSE." A termination for Cause is a termination by reason of (i) a material breach of this Agreement by Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice from the Company specifying such breach, or (ii) Executive's conviction by a court of competent jurisdiction of a felony, or
(iii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Executive from office of the Company or its subsidiaries permanently prohibiting him from participating in the conduct of the affairs of the Company or any of its subsidiaries, or (iv) any purported termination by Executive of his employment hereunder other than pursuant to Section 6(e) hereof. If Executive shall be convicted of a felony or shall be removed from office and/or temporarily prohibited from participating in the conduct of the Company's or any of its subsidiaries' affairs by any federal or state regulatory authority having jurisdiction in the matter, the Company's obligations under Sections 4(a), 4(b) and 4(c) hereof shall be automatically suspended; provided, however, that if the charges resulting in such removal or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Executive, or if the conviction is overturned on appeal, then Executive shall be reinstated in full with back pay for the removal period plus accrued interest at the rate then payable on judgments. During the period that the Company's obligations under Section 4(a), 4(b) and (4) are suspended, Executive shall continue to be entitled to receive Additional Benefits under Section 4(d) until the conviction of the felony or removal from office has become final and non-appealable. When the conviction of the felony or removal from office has become final and non-appealable, all of the Company's obligations hereunder shall terminate; provided, however, that the termination of Executive's employment pursuant to this Section 6(d) shall not affect Executive's entitlement to all benefits in which he has become vested (including, without limitation, rights of



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indemnification and amounts due under Section 6(h)) or which are otherwise payable in respect of periods ending prior to his termination of employment.

               (e) Without Cause; Good Reason. Executive may terminate his employment for Good Reason and the Company may terminate Executive's employment without Cause. For purposes of this Agreement, and except as provided in the following sentence, "GOOD REASON" shall be deemed to occur if the Company notifies Executive of a termination of his employment other than pursuant to Sections 6(a), 6(c), 6(d) or 6(e) hereof, or if the Company breaches this Agreement in any material respect, which breach is not remedied within a reasonable period of time after receipt of written notice from Executive specifying such breach, or if the Board (i) elects a person other than Executive to commence service before January 1, 2007, as the Company's Chairman of the Board or Chief Executive Officer without Executive's consent, (ii) reorganizes management so as to require him to report to a person or persons other than the Board, (iii) requires that Executive be based anywhere that is more than fifty
(50) miles from the office where Executive is located as of the Effective Date,
(iv) takes an action that results in Executive not being able to travel domestically by private aircraft at the Company's expense, or (v) takes any other action which, in Executive's reasonable judgment, results in the diminution in Executive's status, title, position and responsibilities other than an insubstantial action not taken in bad faith and which is remedied by the Company promptly after receipt of notice from Executive. Executive shall not have Good Reason to terminate employment with the Company (or otherwise have the right to claim that he has been constructively terminated from employment) due solely to (i) the change in his duties hereunder following the Transition Date pursuant to Section 7(a) or (ii) the fact that the Company shall cease to be a public company and shall become a subsidiary of another publicly-traded corporation. Notwithstanding the foregoing, Executive may terminate his employment for any or no reason within two years following a "CHANGE IN CONTROL" (as defined in Appendix A to this Agreement), and such termination shall be considered a termination for Good Reason hereunder. If Executive's employment shall be terminated by the Company other than for Cause or Disability or by Executive for Good Reason, then the Company shall pay Executive in a single payment, as severance pay and in lieu of any further salary and incentive compensation for periods subsequent to the Termination Date, an amount in cash equal to the sum of (A) three times the sum of Executive's Eligible Base Salary (as defined in Section 6(a)(iii) above) and (B) the incentive compensation that would be payable to him under Section 4(b) above for the CEO Term if his employment continued to the end of the CEO Term; provided, however, that if the Termination Date occurs following a Change in Control or during a "PROTECTED PERIOD" (as defined in Appendix A to this Agreement) with respect to a Change in Control, then such cash amount shall be equal to three times the sum of (A) Executive's Eligible Base Salary and (B) the greater of (x) the average of the aggregate bonus and/or incentive award, if any, paid or payable to Executive for each of the two (2) fiscal years of the Company preceding the fiscal year in which Executive's termination of employment occurs and (y) the bonus and/or incentive award paid for the fiscal year immediately preceding the date of the Change in Control.

               (f) Notice of Termination. Any purported termination by the Company or Executive shall be communicated by a written Notice of Termination to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The "TERMINATION DATE" shall mean the date specified in the Notice of Termination, which shall be no less than 30 or more than 60 days following the date of the Notice of Termination. Notwithstanding any other provision of this Agreement, in the event of any termination of Executive's employment hereunder for any reason, in addition to any incentive compensation awards or stock option grants to which Executive may otherwise be entitled pursuant to the express provisions of this Agreement, the Company shall pay Executive his full base salary through the Termination Date, plus any Additional Benefits that have been earned or become payable, but which have not yet been paid as of such Termination Date.

               (g) Payments. Except (i) as otherwise provided herein and (ii) in the case of the payments pursuant to Section 4(e) hereof, all payments payable under this Agreement as a result of the termination of Executive's employment hereunder shall be made within 15 days after the Termination Date or, if any portion is not then reasonably determinable, within five (5) days after such portion is so determinable. In the event of a dispute concerning the validity of a purported termination which is maintained in good faith, the Termination Date shall mean the date the dispute is finally resolved and the Company will continue to provide Executive with the compensation and benefits provided for under this Agreement, until the dispute is finally resolved without any obligation by Executive to repay any of such amounts to the Company, notwithstanding the final outcome of the dispute. Payments required to be made by this Section 6(g) are in addition to all other amounts due under Section 6 of this Agreement and shall not be offset against or reduce any other amounts due under Section 6 of this Agreement. The Company may require Executive to perform his then current duties to, and services for, the Company during the period following a purported termination but before the dispute concerning such purported termination is finally resolved, in which event the Company shall provide Executive with a reasonable opportunity to perform his duties under this Agreement during such period.

               (h) Excise Tax Gross-Up.

                      (i) Except as provided in subsection (ii), in the event it shall be determined that any payment or distribution of any type, including accelerated vesting, to or for the benefit of Executive, by the Company, any "affiliate" (as defined in Rule 405 of the Securities Act of 1933, as amended) of the Company, any "person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code), and the regulations thereunder) or any "affiliate" of such "person," whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "PAYMENTS"), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "EXCISE TAX"), then Executive shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                      (ii) Notwithstanding subsection (i) or any other provision of this Agreement to the contrary, in the event that the Payments (excluding the payment provided for in subsection (i)) exceed by less than the greater of 10% or $100,000, the maximum amount of Payments which if made or provided to Executive would not be subject to an Excise Tax, Executive will not be entitled to a Gross-Up Payment and the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax; it being the intent of the parties that the Payments shall be reduced only if the economic detriment to Executive (on a pre-tax basis) is less than the greater of $100,000 or 10% of the Payments. Unless Executive shall have given prior written notice to the Company specifying a different order to effectuate the foregoing, the Company shall reduce or eliminate the Payments, first by reducing or eliminating the portion of the Payments which are payable in cash, second by reducing or eliminating the portion of the Payments which are not payable in cash (other than Payments as to which Treasury Regulations Section 1.280G-1 Q/A-24(c) (or any successor provision thereto) applies ("Q/A-24(c) PAYMENTS")), and third by reducing Q/A 24(c) Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the "DETERMINATION" (as defined below). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

                      (iii) The determination of whether the Payments shall be reduced pursuant to this Agreement and the amount of such reduction, all mathematical determinations, and all determinations as to whether any of the Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under this Section, including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this subsection (iii), shall be made by an independent accounting firm selected by Executive from among the five (5) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the "ACCOUNTING FIRM"), which shall provide its determination (the "DETERMINATION"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and Executive by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by the Company or Executive (if Executive reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive and the Company that no Excise Tax is payable (including the reasons therefor) and that Executive has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid (including through withholding of taxes) to Executive no later than the due date for payment of the Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("UNDERPAYMENT"), or that Gross-Up Payments will have been made by the Company which should not have been made ("OVERPAYMENT"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of Executive. In the case of an Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (A) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (B) if a Gross-Up Payment is determined to be payable, this provision shall be interpreted in a manner consistent with an intent to make Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Executive repaying to the Company an amount which is less than the Overpayment. The cost of all such determinations made pursuant to this Section shall be paid by the Company.

        7. Employee Chair Term.

               (a) Terms and Condition of Employment. The parties intend that Executive will continue to be its employee Chairman of the Board for at least one year following the Transition Date. No later than September 30, 2006, Executive and the Committee shall meet and negotiate the specific terms and conditions for Executive's continued employment as Chair after the Transition Date, including without limitation, Executive's duties and responsibilities, level of time commitment, salary, incentive compensation, equity awards, consequences of termination employment, etc.

               (b) Service as Employee Director. If Executive and the Committee agree to the terms and conditions of his continued employment after the Transition Date as provided in Section 7(a), the Company will employ Executive and Executive will serve the Company and its subsidiaries as an employee. The parties anticipate that Executive will be nominated as a director of the Company at such times as are necessary to enable Executive to serve continuously on the Board and that he will continue to serve as Chairman of the Board through December 31, 2011. However, both parties recognize that the decision to nominate Executive as a director must be made in accordance with the governance procedures of the Company then in effect. Executive agrees to serve on the Board and as Chair during the Employee Chair Term, if and while elected as both a director and Chair, except to the extent he determines in good faith that compelling ethical, liability, health, family or similar circumstances preclude him from doing so.

               (c) Annual Review. On or before September 30 of each year, continuing through September 30, 2010, the Board and Executive may mutually agree in writing to extend Executive's employment by an additional year on the same or such other terms and conditions as to which they mutually agree.

        8. Non-Employee Chair Term.

               (a) Service as Non-Employee Director. The parties anticipate that Executive will be nominated as a director of the Company at such times as are necessary to enable Executive to serve continuously on the Board through December 31, 2011. The parties agree that he will continue to serve as Chairman of the Board through December 31, 2011 so long as he is a director. The parties further agree that Executive shall serve as a non-employee Chair during any period while he is a director that he is not serving as an employee Chair. However, both parties recognize that the decision to nominate Executive as a director must be made in accordance with the governance procedures of the Company then in effect. Executive agrees to serve on the Board and as Chair during the Non-Employee Chair Term, if and while elected as both a director and Chair, except to the extent he determines in good faith that compelling ethical, liability, health, family or similar circumstances preclude him from doing so.

               (b) Compensation. During the Non-Employee Chair Term, the Company agrees to pay to Executive the same compensation, and to provide to Executive the same benefits, that it pays or provides to the other non-employee members of the Board. In addition, the Company agrees to pay Executive for each calendar year during the Non-Employee Chair Term an additional retainer of at least $200,000 per year (pro rated for any period of time during the Non-Employee Chair Term that is less than a full calendar year).

               (c) Benefits and Perquisites. During the Non-Employee Chair Term, the Company shall additionally provide Executive with the following benefits and perquisites:

                      (i) On-site office space and secretarial support services;

                      (ii) Use of a private jet for purposes that, in the good
               faith judgment of Executive, are Company business purposes;

                      (iii) Financial consulting services of AYCO (or another
               comparable financial consulting firm selected by Executive) substantially similar to such services made available to senior executive Executives of the Company from time to time; and

                      (iv) Payment of Executive's annual country club dues at
               Sherwood Country Club in Thousand Oaks, CA, Quarry Country Club in La Quinta, CA and Robert Trent Jones Golf Club in Gainesville, VA.

               (d) Applicability of Director Policies. During the Non-Employee Chair Term, Executive shall be subject to the same rules applicable to other directors who are not employees of the Company, including with respect to fiduciary duties and outside activities; provided that any activity that was approved during the CEO Term or the Employee Chair Term shall be deemed to be an approved activity during the Non-Employee Chair Term.

               (e) Director Emeritus. Upon the termination of Executive's service as a director of the Company, Executive shall be eligible for the Company's Director Emeritus program as then in effect (but in any event, such program shall result in continuing the vesting of any equity grants he received in connection with his employment with the Company). To the extent that at any time (whether or not Executive ever serves as a non-employee Chairman of the Board) Executive is not then eligible for the Director Emeritus program, he shall serve as Chairman Emeritus with all the same benefits and conditions that would apply if he were a Director Emeritus.

        9. Waiver of Rights and Obligations under Consulting Agreement. The Company and Executive agree that the Consulting Agreement shall be deemed to be executed on February 28, 2006 if Executive remains employed by the Company under the Current Employment Agreement until that date and that the Consulting Agreement will terminate on February 28, 2011 unless terminated earlier as provided therein; provided, however, that (i) notwithstanding anything to the contrary in the Consulting Agreement, the Company and Executive hereby fully waive all of their rights and claims, and fully waive, release and discharge the other's obligations, under the Consulting Agreement until the first day after the date on which Executive ceases to be Chairman of the Board; (ii) the last sentence of Section 1(b) of the Consulting Agreement is amended to read, "In addition, Consultant agrees that, if at any time during the Consulting Term Consultant is a director of the Company and he chooses to serve as such, he shall serve as a director without remuneration in addition to that provided for in this Agreement, provided that Consultant may instead elect to be paid as a director and thereby suspend and cause to be waived (but not beyond the Consulting Term) the obligations of both parties under the Consulting Agreement during any period he serves as a director"; and (iii) Section 4(d) of the Consulting Agreement is hereby amended to read, "(d) at the election of the Consultant, at any time."

        10. Reimbursement of Business Expenses. During the term of this Agreement, the Company shall reimburse Executive promptly for all expenditures (including travel, entertainment, parking, business meetings, and the monthly costs (including dues) of maintaining memberships at appropriate clubs) to the extent that such expenditures meet the requirements of the Code for deductibility by the Company for federal income tax purposes or are otherwise in compliance with the rules and policies of the Company and are substantiated by Executive as required by the Internal Revenue Service and rules and policies of the Company.

        11. Indemnity; Directors and Officer's Insurance.

               (a) To the fullest extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of the Company (as from time to time in effect) and any indemnity agreements entered into from time to time between the Company and Executive, the Company shall indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing services for the Company, and shall use reasonable efforts to obtain coverage for him under liability insurance policies now in force or hereafter obtained during the term of this Agreement covering the other officers or directors of the Company.

               (b) The Company shall, to the extent it is available on commercially reasonable terms, maintain Director's and Executive's liability insurance during the term of this Agreement that is substantially similar in the aggregate to that in effect as of the Effective Date. Any such insurance shall cover Executive's acts and omissions as an officer and/or director of the Company, and such coverage at any time shall be no less favorable than the coverage then provided to any other director or officer of the Company.

               (c) The provisions of this Section 11 shall also apply to all of Executive's prior service with the Company and shall be in addition to, and, to the extent not duplicative, not in lieu of, any other rights to indemnification to which Executive is otherwise entitled.

        12. Miscellaneous.

               (a) Succession. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, but without the prior written consent of Executive, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of the Company or similar transaction. The Company shall not agree to any such transaction unless the successor to or assignee of the Company's business and/or assets in such transaction expressly assumes all obligations of the Company hereunder. The obligations and duties of Executive hereby shall be personal and not assignable.

               (b) Notices. Any notices provided for in this Agreement shall be sent to the Company at 4500 Park Granada, Calabasas, CA 91302 Attention: General Counsel/Secretary, with a copy to the Chairman of the Compensation Committee at the same address, or to such other address as the Company may from time to time in writing designate, and to Executive at his home address as reflected in the Company's records or at such other address as he may from time to time in writing designate. All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.

               (c) Entire Agreement; Modified Applicability of Consulting Agreement. This instrument (including the Arbitration Agreement described in
Section 12(n) hereof and the Consulting Agreement as modified by Section 9 hereof) contains the entire agreement of the parties relating to the subject matter hereof, and, on the Effective Date, it replaces and supersedes any prior agreements between the parties relating to said subject matter, including, but not limited to, the Current Employment Agreement but only as to the employment or other service-related provisions for periods on and after the Effective Date and without effect on non-duplicative provisions of the Current Employment Agreement (such as Section 4(f) and Section 8) that provide rights that survive Executive's termination of employment thereunder. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto. The Company and Executive acknowledge and agree that the benefits payable under this Agreement replace and supersede in full any and all benefits payable under the Current Employment Agreement with regard to the employment period under this Agreement and any post-employment period to the extent duplicative, and that the Current Employment Agreement shall be null and void and of no force or effect on the Effective Date.

               (d) Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of same or any other term or condition.

               (e) California Law. This Agreement shall be construed and interpreted in accordance with the laws of California without giving effect to the conflicts of laws principles thereof.

               (f) Attorneys' Fees in Action on Contract. If any litigation shall occur between Executive and the Company, which litigation arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the arbitrator hearing the matter shall, in his sole discretion, determine the prevailing party in such litigation and, in addition to any other judgment or award, may, in his sole discretion, award such prevailing party such sums as he shall find to be reasonable as and for the prevailing party's attorneys' fees disbursements.

               (g) Non-solicitation. Until the date that is 24 months after the later of (i) last date of Executive's employment by the Company or (ii) the date Executive ceases to be a director of the Company, Executive shall not interfere with the Company's relationship with, or endeavor to entice away from the Company for competitive purposes, any person who was an employee or customer of the Company or otherwise had a material business relationship with the Company within the final 12 months in which Executive was an employee or director of the Company; provided that after a Change in Control the reference to competitive purposes shall be limited to the Company's material activities prior to the Change in Control and further provided that the foregoing shall not be violated by general advertising not specifically targeted at the above persons and entities.

               (h) Confidentiality. Executive agrees that he will not use or divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of the Company or any of its subsidiaries which he may have learned as a result of his employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to the Company or any of its subsidiaries, except to the extent such use or disclosure is (i) necessary or appropriate (in his good faith judgment) to the performance of this Agreement and in furtherance of the Company's best interests, (ii) required by applicable law, (iii) lawfully obtainable from other sources, or (iv) authorized by the Company. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.

               (i) Non-Disparagement. Executive agrees that while he is employed by the Company or serving as a director of the Company and thereafter (including following a termination of employment or service for any reason), he shall not, with willful intent to damage economically or as to reputation, make any public false, defamatory or disparaging statement about the Company or any of its subsidiaries, or, prior to a Change in Control (as defined in Appendix A to this Agreement), the officers or directors of the Company or its subsidiaries; provided that the foregoing shall not apply to (A) statements made in compliance with legal process or governmental inquiry, (B) statements made while employed or a serving as a director in the course and scope of his duties and (C) statements made to rebut to the extent necessary any misleading or untrue public statements. The Company agrees that, while Executive is employed by the Company or serving as a director of the Company and thereafter, that it shall not, and it shall use its best efforts to cause its directors, officer and employees to not, make or cause to be made any public false, defamatory or disparaging statement about Executive; provided that the foregoing shall not apply to (A) statements made in compliance with legal process or governmental inquiry or (B) statements made to rebut to the extent necessary any misleading or untrue public statements. Notwithstanding the foregoing, should Executive compete with the Company and such activity is not a breach of Executive's obligations to the Company, normal and accurate competitive statements he may make about the Company or any of its subsidiaries shall not be deemed a breach of this Section 12(i). This Section 12(i) shall have no third party beneficiaries.

               (j) Continued Availability and Cooperation. Executive will reasonably cooperate with the Company, during the term of his employment, during his service as a director and thereafter (including following Executive's termination of employment or service for any reason), by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, involving any matter of which he had knowledge as a result of his employment with, or service as a director of, the Company and to reasonably assist the Company or any such subsidiary or affiliate in any such action, suit or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such subsidiary or affiliate, as reasonably requested; provided, however, that the same does not materially interfere with his then current business activities (or if it involves a matter in which his relationship is adversarial to the Company). The Company will reimburse Executive for all expenses reasonably incurred by him in connection with his provision of testimony or assistance, including reasonable attorneys' fees incurred by Executive in connection with such testimony. Nothing in this Section 12(k) shall impair Executive's rights under Section 11 of this Agreement.

               (k) Remedies of the Company. Executive acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to the Company. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, Executive agrees and consents that if he violates any of the material provisions of this Agreement, the Company, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the term of this Agreement to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Executive from committing or continuing any violation of this Agreement.

               (l) Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

               (m) No Obligation to Mitigate; Set-off. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Section 6(a) hereof, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment. In addition, the amount of any payments or any benefits payable or provided hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive for any reason.

               (n) Arbitration. The parties acknowledge that they have previously entered into a Mutual Agreement to Arbitrate Claims (the "ARBITRATION AGREEMENT"). The parties hereby incorporate herein by reference the terms of the Arbitration Agreement. Any dispute arising regarding this Agreement and/or any other matter covered by the Arbitration Agreement shall be subject to binding arbitration pursuant to the terms of the Arbitration Agreement, except as expressly provided herein.

               (o) Representation by Counsel; Interpretation. The Company and Executive each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, including but not limited to Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

               (p) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

               (q) Survivorship. The respective rights and duties of the parties hereunder shall survive any termination of this Agreement or Executive's service as Chairman of the Board to the extent necessary to the intended preservation of such rights and obligations.



              [The rest of this page was intentionally left blank]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                                 COUNTRYWIDE FINANCIAL CORPORATION

ATTEST:                          By: /s/ Stanford L. Kurland
                                     -------------------------------------------
/s/ Susan E. Bow                 Title: President and Chief Operating Officer
---------------------------             ----------------------------------------
Secretary
                                 Date: September 2, 2004
                                       -----------------------------------------

                                 EXECUTIVE:

                                 /s/ Angelo R. Mozilo
                                 -----------------------------------------------
                                 Angelo R. Mozilo, in his individual capacity

                                 Date: September 2, 2004
                                       -----------------------------------------

                                   APPENDIX A
                    TO ANGELO R. MOZILO EMPLOYMENT AGREEMENT

               1. A "Change in Control" shall mean the occurrence during the term of this Agreement, of any one of the following events:

               (a) An acquisition (other than directly from the Company) of any common stock or other "Voting Securities" (as hereinafter defined) of the Company by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty five percent (25%) or more of the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Agreement, (1) "Voting Securities" shall mean the Company's outstanding voting securities entitled to vote generally in the election of directors and (2) a "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (ii) the Company or any of its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

               (b) The individuals who, as of the date of the Agreement are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

               (c)    The consummation of:




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
                      (i) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company where:

                             (A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

                             (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or in the event that, immediately following the consummation of such transaction, a corporation beneficially owns, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, the board of directors of such corporation; and

                             (C) no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty five percent (25%) or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of twenty five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities or its common stock;

                      (ii) A complete liquidation or dissolution of the Company; or

                      (iii) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).



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
        Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by the Company which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

               2. The "Protected Period" corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:

               (a) If the Change in Control is triggered by a tender offer for shares of the Company's stock or by the offeror's acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

               (b) If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

               (c) In the case of any Change in Control not described in clause (a) or (b) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.



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